UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 9, 2022 (November 7, 2022)

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Binney Street, 3rd Floor, Cambridge, MA 02142
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CMO Appointment

On November 7, 2022, the Compensation Committee of the Board of Directors (the “Board”) of Scholar Rock Holding Corporation (the “Company”) appointed Dr. Jing Marantz as Chief Medical Officer effective as of November 9, 2022 (the “Effective Date”).

Dr. Marantz previously served as Executive Vice President and Chief Business Officer at Krystal Biotech, Inc. from January 2022 to August 2022. Prior to Krystal Biotech, Inc., Dr. Marantz was Senior Vice President of Medical Affairs at Acceleron Pharma from October 2020 until January 2022 following its acquisition by Merck & Co., Inc. Before Acceleron, she served in roles of increasing responsibilities, including Senior Vice President of Medical Affairs with Alnylam Pharmaceuticals from August 2016 to October 2020, during which time she built the medical affairs organization and led two successful global product launches. Dr. Marantz formerly served as Vice President, Global Medical Affairs, Head of U.S. and Interim Head of Latin America Medical Affairs with Alexion Pharmaceuticals where she was responsible for 3 marketed rare disease products (SOLIRIS®, STRENSIQ®, and KANUMA®). Previously, she has held leadership positions at Biogen, ARIAD, and Millennium Pharmaceuticals. She was a management consultant with Strategic Decisions Group and briefly affiliated with Massachusetts General Hospital following a post-doctoral fellowship at the Dana-Farber Cancer Institute. Dr. Marantz has served as a member of the board of directors of Arcturus Therapeutics Holdings Inc. since December 2021 and has previously served as a member of the board of directors of Krystal Biotech, Inc. from January 2021 to January 2022. Dr. Marantz holds an MD from Tongji Medical College, a PhD in Biochemistry and Molecular Biology from Medical University of South Carolina, and an MBA from the University of California at Berkeley.

There are no arrangements or understandings pursuant to which Dr. Marantz was selected for her position. She has no family relationships with any of the Company’s directors or executive officers, and she is not a party to, and she does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

In connection with her appointment as the Chief Medical Officer, Dr. Marantz entered into an employment agreement with the Company on November 7, 2022 (the “Marantz Agreement”). Pursuant to the Marantz Agreement, Dr. Marantz will receive an initial annual base salary of $465,000 and will be eligible for an annual cash bonus as determined by the Board or the Compensation Committee of the Board with an annual incentive target of 40% of her annual base salary. Dr. Marantz is also eligible to participate in the employee benefit plans available to the Company’s employees, subject to the terms of those plans. Dr. Marantz shall be entitled to severance benefits as specified in the Marantz Agreement.

As an inducement to Dr. Marantz’s employment, following her start of employment, she will receive a stock option under the Company’s 2022 Inducement Equity Plan (the “Inducement Plan”) to purchase 250,000 shares of the Company’s common stock (the “Stock Option Award”). The Stock Option Award will vest with respect to 25% of the shares of common stock underlying the Stock Option Award on the first anniversary following her start date (the “Vesting Commencement Date”), and the remaining 75% of the shares of common stock underlying the Stock Option Award shall vest in 12 equal quarterly installments following the Vesting Commencement Date, subject to the Dr. Marantz’s continuing service at the Company through the applicable vesting date. The Stock Option Award will be subject to all terms and conditions and other provisions set forth in the Inducement Plan and form of stock option agreement thereunder.

Dr. Marantz may also be eligible to receive future equity awards, in the sole discretion of the Board or the Compensation Committee.

Dr. Marantz will also enter into the Company’s standard form indemnification agreement pursuant to which the Company may be required to indemnify Dr. Marantz for certain expenses arising out of her service as an officer of the Company.

The Marantz Agreement also contains other customary terms and provisions. The above summary is not complete and is qualified in its entirety by the Marantz Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 9, 2022, the Company issued a press release announcing Dr. Marantz as the Company’s Chief Medical Officer, effective as of the Effective Date. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between Scholar Rock, Inc. and Jing Marantz, dated November 7, 2022.
99.1	Press Release issued by Scholar Rock Holding Corporation dated November 9, 2022.
104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: November 9, 2022	By:	/s/ Junlin Ho
Junlin Ho
General Counsel & Corporate Secretary